                                                                     EXHIBIT 8.1


                   [Letterhead of Jones, Day, Reavis & Pogue]

January 24, 2000

VoiceStream Wireless Corporation
3650 131st Avenue, SE
Suite 400 Bellevue, WA 98006

Ladies and Gentlemen:

               We have acted as tax counsel for VoiceStream Wireless Corporation, a Washington corporation ("VoiceStream"), in connection with the proposed merger (the "Merger") of VoiceStream Subsidiary I, a Washington corporation ("Merger Sub"), all of whose outstanding stock is owned by VoiceStream Wireless Holding Corporation, a Delaware corporation ("VoiceStream Holding"), with and into VoiceStream pursuant to an Agreement and Plan of Reorganization, dated as of June 23, 1999, and as amended as of December 30, 1999 (the "Omnipoint Merger Agreement"), by and among VoiceStream, VoiceStream Holding, and Omnipoint Corporation, a Delaware corporation ("Omnipoint"), or pursuant to an Agreement and Plan of Reorganization dated as of September 17, 1999 (the "Aerial Merger Agreement"), among VoiceStream, VoiceStream Holding, VoiceStream Subsidiary III Corporation, a Delaware corporation, Aerial Communications, Inc., a Delaware Corporation ("Aerial"), and Telephone and Data Systems, Inc., a Delaware corporation, and as described in the registration statement on Form S-4 (the "Registration Statement") which includes the Proxy Statement/Prospectus of VoiceStream, Omnipoint, and Aerial, as filed with the Securities and Exchange Commission (the "SEC") on January 24, 2000. In the Merger, each share of VoiceStream common stock outstanding will be converted into one share of common stock of VoiceStream Holding.

               In that connection, you have requested our opinion concerning certain federal income tax consequences of the Merger. For purposes of our opinion, we have reviewed the Omnipoint Merger Agreement, the Aerial Merger Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Omnipoint Merger Agreement or the Aerial Merger Agreement, (ii) the factual statements concerning the Merger and the representations set forth in the Omnipoint Merger Agreement, the Aerial Merger Agreement, and the Registration Statement are presently true, correct and complete and will continue to be true, correct, and complete at all times up to and including the closing date of the Merger

VoiceStream Wireless Corporation
January 24, 2000
Page 2

provided for in the Omnipoint Merger Agreement and the Aerial Merger Agreement (the "Closing Date"), and (iii) the factual representations made by VoiceStream and VoiceStream Holding in their respective letters (the "Representation Letters") to us dated the date hereof are presently true, correct, and complete and will continue to be true, correct, and complete at all times up to and including the Closing Date. If any of the foregoing assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is presently described in the Omnipoint Merger Agreement, the Aerial Merger Agreement, or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

               Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current regulations and proposed regulations thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change at any time. You should note that future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

               Our opinion does not address tax consequences that may apply to taxpayers that are subject to special treatment under the federal income tax laws (for example to taxpayers that are banks, financial institutions, broker-dealers, insurance companies, foreign persons, tax-exempt entities, or taxpayers that acquired their VoiceStream common stock by exercising employee stock options or otherwise as compensation or through a tax-qualified retirement plan).

               Based upon the foregoing, it is our opinion that:

               1. the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code;

               2. each of VoiceStream, VoiceStream Holding, and in the case of a reorganization described in section 368(a)(2)(E) of the Code, Merger Sub, will be treated for federal income tax purposes as a party to the reorganization within the meaning of section 368(b) of the Code; and

               3. holders of VoiceStream common stock who exchange such common stock for VoiceStream Holding common stock in the Merger will not recognize gain or loss for United States federal income tax purposes.

               We express no opinion on any issue relating to the federal income tax consequences of the Merger other than those set forth above. An opinion of counsel is not binding on the Internal

VoiceStream Wireless Corporation
January 24, 2000
Page 3



Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth above.

               We are furnishing this opinion in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

               We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.




                                                  Very truly yours,

                                                  /s/ JONES, DAY, REAVIS & POGUE
                                                  ------------------------------